Exhibit 17.1


                                RTG Ventures Inc


Dear Sirs

         Please be advised that I hereby resign as President, Chief Executive Officer & Director of RTG Ventures Inc, effective January 31, 2005.

         My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                                         Sincerely,

                                                         /s/ Linda Perry
                                                         -------------------
                                                         Linda Perry